PRICING SUPPLEMENT                              Filed pursuant to Rule 424(b)(3)
------------------                                   Registration No. 333-132911
(To MTN prospectus supplement,
general prospectus supplement
and prospectus, each dated March 31, 2006)
Pricing Supplement Number: 2803
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
                                                      Merrill Lynch & Co., Inc.
                                                     Medium-Term Notes, Series C
                                             Due Nine Months or More from Date of Issue

                                                         Floating Rate Notes

    Principal Amount:       $750,000,000                           Original Issue Date:                July 27, 2007

    CUSIP Number:           59018YH20                              Stated Maturity Date:               August 22, 2008

    ISIN:                   US59018YH205

    Issue Price:            100%

    Interest Calculation:                                          Day Count Convention:
    ---------------------                                          ---------------------
    ----                                                           ----
     X    Regular Floating Rate Note                                X    Actual/360
    ----                                                           ----
    ----                                                           ----
          Inverse Floating Rate Note                                     30/360
    ----                                                           ----
                                                                   ----
            (Fixed Interest Rate):                                       Actual/Actual
                                                                   ----




    Interest Rate Basis:
    --------------------
    ----                                                           ----
     X    LIBOR                                                          Commercial Paper Rate
    ----                                                           ----
    ----                                                           ----
          CMT Rate                                                       Eleventh District Cost of Funds Rate
    ----                                                           ----
    ----                                                           ----
          Prime Rate                                                     CD Rate
    ----                                                           ----
    ----                                                           ----
          Federal Funds Rate                                             Other (see attached)
    ----                                                           ----
    ----
          Treasury Rate
    ----

                                                                                    Designated LIBOR Page:

                                                                                        Reuters Page LIBOR01

    Index Maturity:         One Month                              Minimum Interest Rate:              Not Applicable

    Spread:                 -0.01%                                 Maximum Interest Rate:              Not Applicable

    Initial Interest Rate:  Calculated as if the Original Issue    Spread Multiplier:                  Not Applicable
                            Date was an Interest Reset Date

    Interest Reset Dates:   Monthly, on the 22nd of each month, commencing on August 22, 2007, subject to modified following Business Day convention.

    Interest Payment Dates: Monthly, on the 22nd of each month, commencing on August 22, 2007, subject to modified following Business Day convention.

    Repayment at the
    Option of the Holder:   The Notes cannot be repaid prior to the Stated Maturity Date.

    Redemption at the
    Option of the Company:  The Notes cannot be redeemed prior to the Stated Maturity Date.

    Form:                   The Notes will be issued in fully registered book-entry form.  As described in the accompanying general prospectus supplement, upon issuance, all of the Notes will be represented by one or more fully registered global Notes. Each global Note will be deposited with, or on behalf of, The Depository
                            Trust Company, otherwise known as DTC, or any successor to it (the "depository"), as depositary, and registered in the name of Cede & Co., DTC's partnership nominee. Unless and until it is exchanged in whole or in part for Notes in definitive form, no global Note may be transferred except as a whole by the depository to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor of the depository or a nominee of its successor. Investors may elect to hold interests in the global Notes through either the depository, in the United States, or
                            Clearstream Banking, societe anonyme ("Clearstream, Luxembourg"), or Euroclear Bank S.A./N.V.,
                            as operator of the Euroclear System ("Euroclear"), if they are participants in these systems, or indirectly through organizations which are participants in these systems.

                            Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold interests in customers' securities accounts in the depositaries' names on the books of the depository. At the present time, Citibank, N.A. acts as U.S.
                            depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. acts as U.S. depositary for
                            Euroclear (each a "U.S. Depositary"). Beneficial interests in the global securities will be held in denominations of $1,000 and integral multiples thereof. Except as set forth below or in the accompanying general prospectus supplement, the global securities may be transferred, in whole but not in part, only to another nominee of the depository or to a successor of the depository or its nominee.

                            Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations ("Clearstream,
                            Luxembourg Participants") and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg Participants through electronic book-entry changes in accounts of
                            Clearstream, Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream, Luxembourg Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream, Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters.
                            Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream,
                            Luxembourg Participant either directly or indirectly.

                            Distributions with respect to the Notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

                            Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear
                            ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash.
                            Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., as operator of the Euroclear System (the "Euroclear Operator"), under contract with Euroclear Clearance
                            Systems S.C., a Belgian cooperative corporation (the "Cooperative").

                            The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and
                            Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative
                            establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

                            Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear
                            Participants, and has no record of or relationship with persons holding through Euroclear Participants.

                            Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

                            Secondary market trading between depository participants will occur in the ordinary way in accordance with the depository's rules. Secondary market trading between Clearstream, Luxembourg Participants and
                            Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

                            Cross-market transfers between persons holding directly or indirectly through the depository on the one hand, and directly or indirectly through Clearstream, Luxembourg or Euroclear Participants, on the
                            other, will be effected within the depository in accordance with the depository's rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes in the depository, and making or receiving payment in accordance with normal procedures. Clearstream, Luxembourg Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

                            Because of time-zone differences, credits of notes received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a depository participant will be made during subsequent securities settlement processing and dated the business day following the depository settlement date. Such credits, or any transactions in the notes settled during such processing, will be reported to the relevant
                            Euroclear Participants or Clearstream, Luxembourg Participants on that business day. Cash received in
                            Clearstream, Luxembourg or Euroclear as a result of sales of notes by or through a Clearstream,
                            Luxembourg Participant or a Euroclear Participant to a depository participant will be received with value on the business day of settlement in the depository but will be available in the relevant
                            Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in the depository.

                            Although the depository, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of the depository, Clearstream,
                            Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

                            All information in this pricing supplement on Clearstream, Luxembourg and Euroclear is derived from
                            Clearstream, Luxembourg or Euroclear, as the case may be, and reflects the policies of these organizations; and these policies are subject to change without notice.

    Trustee:                The Bank of New York

    Underwriters:           Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), HVB Capital Markets, Inc.
                            and LaSalle Financial Services, Inc. (the "Underwriters"), are acting as principals in this transaction.
                            MLPF&S is acting as the Lead Underwriter.

                            Pursuant to an agreement, dated July 23, 2007 (the "Agreement"), between Merrill Lynch & Co., Inc. (the
                            "Company") and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                            Underwriters                                  Principal Amount of the Notes
                            ------------                                  -----------------------------

                            Merrill Lynch, Pierce, Fenner & Smith                         $735,000,000
                                        Incorporated
                            HVB Capital Markets, Inc.                                       $7,500,000
                            LaSalle Financial Services, Inc.                                $7,500,000
                                                                                            ----------
                                                 Total................                    $750,000,000

                            Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the
                            Underwriters are committed to take and pay for all of the Notes, if any are taken.

                            The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue
                            Price may be changed.

                            The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    Underwriting Discount:  0.0750%

    Dated:                  July 23, 2007

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